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                                                                    Exhibit 11.1


                              NATURAL WONDERS, INC.
                        COMPUTATION OF PER SHARE NET LOSS
                              (Shares in thousands)



                                                     Quarter Ended
                                          -----------------------------------
                                          April 29, 2000          May 1, 1999
                                          -----------------------------------
Net loss                                      $(3,827)              $(4,359)
                                              =======               =======

Weighted average common shares
       Outstanding, basic and diluted           7,859                 7,951

Per share net loss, basic and diluted         $ (0.49)              $ (0.55)
                                              =======               =======